Exhibit 10.8
Execution Version

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”), is entered into this 16th day of October 2009, by and between Caprius, Inc., a Delaware corporation (the “Company”), and Dwight Morgan (the “Executive”).

WHEREAS, the Executive, prior to the execution of this Agreement, has acted as the Chairman of the Board of Directors of the Company and served as its Chief Executive Officer; and

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique and have been integral to the success of the Company and thus wishes to secure the ongoing services of the Executive on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.           Employment.  The Company hereby agrees to employ the Executive as the Chief Executive Officer of the Company, and the Executive hereby accepts such employment, on the terms and conditions set forth below.

2.           Term.  The Executive’s employment by the Company hereunder shall be for a period (the “Employment Period”) beginning on October 16, 2009 (the “Effective Date”) and continuing as provided herein.  The initial term of the Employment Period shall terminate on October 31, 2010.  Thereafter, the Employment Period shall automatically renew for successive one-year terms unless the Company or the Executive provides to the other ninety (90) days’ prior written notice of non-renewal or this Agreement is otherwise terminated in accordance with Section 6 herein.

3.           Position and Duties.

(a)           During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company, with such duties, authority and responsibilities as are normally associated with and appropriate for such position. The Executive also shall serve as the Chief Executive Officer of the Company’s subsidiaries (the “Subsidiaries”), and, if elected, as a director of the Company and the Subsidiaries.  The Executive shall report directly to the Board of Directors of the Company (the “Board”).

(b)           The Executive shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company.

4.           Place of Performance.  At the time of execution of this Agreement, the Company maintains a temporary administrative office in Paramus, NJ.  The Executive shall not be required to relocate to this location or, during the first twelve (12) months of this Agreement, any other location outside of the Detroit, Michigan metropolitan area, without his prior consent.  To the extent that the Company requires the Executive to relocate during the Employment Period, the Company shall pay the Executive’s reasonable and customary moving expenses associated therewith.  During the Employment Period, the Company shall provide the Executive with leased office space within the Executive’s local area of residence, and/or an office within the Executive’s residence, as mutually agreed.

5.           Compensation and Related Matters.

(a)           Base Salary.  During the Employment Period, the Company shall pay the Executive a “Base Salary” at the rate of $250,000 per year in the initial term (“Base Salary”) and annually thereafter at such increased amount, if any, as shall be determined by the Board. The Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes under this Agreement.

(b)           Automobile.  The Company shall provide the Executive with a monthly car allowance of $1,000 which the Executive may apply as reimbursement for his business use of a vehicle owned or used by the Executive or for lease of a vehicle.

(c)           Business, Travel and Entertainment Expenses.  During the Employment Period the Executive is expected to undertake travel on behalf of the Company.  On airplane trips greater than four (4) hours in scheduled time, the Executive may fly business class. The Company shall promptly reimburse the Executive for all business, travel and entertainment expenses directly relating to the business of the Company consistent with the Executive’s position and duties, provided that the Executive furnish documentation in accordance with the practices of the Company.

(d)           Vacation.  The Executive shall be entitled to three (3) weeks of vacation per fiscal year ending October 31. Vacation not taken during the applicable fiscal year (but not in excess of 1 week) shall be carried over to the next following fiscal year.  The Company, at the end of the fiscal year, shall pay the Executive for all unused vacation (vacation which was either not utilized or not carried over to the next following calendar year) at a per diem rate based upon the Base Salary for the applicable fiscal year.

(e)           Welfare and Other Benefit Plans.  During the Employment Period, the Executive (and his eligible spouse and dependents) shall be covered by medical and dental plans in which he is a participant as of the Effective Date or by a comparable plan, and he shall be entitled to participate in all other medical and welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs, including stock option and other equity plans, maintained from time to time by the Company for the benefit of its senior executives, other than any annual cash incentive plan.

(f)           Director’s and Officer’s Insurance.

(i)           During the Employment Period, the Company shall provide and maintain a director’s and officer’s liability insurance policy with the Executive named as an insured party, which policy shall be consistent with prior policies covering the Board, provided that such insurance or comparable insurance is available on commercially reasonable terms.  The Executive shall not required to contribute towards the premium of this insurance or its deductible.  The insurance policy shall include, but is not limited to, coverage for fiduciary liability, employment practices law, entity securities, and A-side coverage.

(ii)           Executive agrees that, consistent with Executive’s business and personal affairs, during and after his employment by the Company, he will assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action suit, or proceeding, whether, civil, criminal, administrative, or investigative (a “Proceeding”) and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive’s services provided under this Agreement. The Company agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses with such assistance which occurs subsequent to the Employment Period, including travel expenses and any attorney’s fees.

(g)           Bonus.  For each full fiscal year (or part thereof) during the Employment Period, with the first fiscal year being the 13 months ending October 31, 2010, the Executive shall be eligible to receive an annual cash bonus, if any, in such amount as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) (the “Annual Bonus”).  The Annual Bonus, if any, shall be based on the achievement by the Company of performance goals established by the Compensation Committee for each such fiscal year, which may, for example, include targets related to the obtaining of debt or equity financing for the Company, operational restructuring, product manufacturing restructuring, and or financial metrics, such as earnings before interest, taxes, depreciation and amortization of the Company. The Compensation Committee shall, at its sole and absolute discretion, establish objective criteria to be used to determine the extent to which performance goals have been satisfied and the amount of the Annual Bonus to be paid.

(h)           Accrued Obligations.  The Company acknowledges that the Executive has certain accrued compensation and benefits (the “Accrued Obligations”) for his services to the Company for periods prior to commencement of the Employment Period in the aggregate amount of $117,884.53 and agrees that such Accrued Obligations remain due and owing to the Executive as of the date hereof.

6.           Termination.  The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)           Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)           Disability.  If, as a result of the Executive’s incapacity due to physical or mental illness as determined by a physician selected by the Company, and reasonably acceptable to the Executive, with the examination to take place in the city where the Executive is then residing, the Executive shall have been substantially unable to perform his duties hereunder for three (3) consecutive months, or for an aggregate of 120 days during any period of twelve (12) consecutive months, the Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Executive’s employment hereunder for “Disability”.

(c)           Cause.  The Company shall have the right to terminate the Executive’s employment for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment only upon the Executive’s:

(i)           conviction of a felony or a crime involving moral turpitude,

(ii)           commission of any other substantial act or omission involving dishonesty, disloyalty or fraud with respect to the Company,

(iii)           repeated failure to perform duties as reasonably directed by the Board,

(iv)           acts of gross negligence or willful misconduct with respect to the Company,

(v)           failure to observe policies or standards approved by the Board regarding employment practices, nondiscrimination and sexual harassment as the Board may address in writing from time to time; provided, however, that such failure shall not be deemed to constitute Cause if Executive takes appropriate action (as determined by the Board) within thirty (30) days following written notice from the Board to remedy such failure,

(vi)           engaging in any business or activity that competes with the business or activities of the Company,

(vii)           suffering from habitual intoxication or dependence on any illegal narcotic or other controlled substance, or

(viii)           any other material breach of the Agreement.

For purposes of this Section 6(c), no act or failure to act by the Executive shall be considered “willful” if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Executive’s good faith belief that such action would be materially harmful to the Company or one of its businesses.  “Cause” shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the Board setting forth the good faith determination of the Board that “Cause” exists (excluding the Executive if he is then a member of the Board) at a meeting of the Board called and held for such purpose on not less than five (5) days’ notice to the Executive, and an opportunity for the Executive and his counsel to be heard before the Board at such meeting.

(d)           Good Reason.  The Executive may terminate his employment for “Good Reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “Good Reason” within thirty (30) days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive:

(i)           a change in Executive’s status, title, position or reporting responsibilities which does not represent a promotion from his status, title, position or reporting responsibilities as in effect immediately prior thereto, or the assignment to the Executive of duties inconsistent with this Agreement; or

(ii)           any material breach of this Agreement by the Company, provided that any breach by the Company of Section 5 shall be deemed material.

(e)           Without Cause.  The Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with a Notice of Termination.

(f)           Without Good Reason.  The Executive shall have the right to terminate his  employment hereunder without Good Reason by providing the Company with a Notice of Termination.

(g)           Termination Due to Change of Control.  If the Executive’s employment hereunder is terminated in connection with a Change of Control (as defined below), such termination shall be deemed to be a termination without Cause.

“Change of Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not equity holders of the Company immediately prior to such merger, consolidation or other reorganization, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the Board or the holders of equity securities of the Company having approved any plan of liquidation, dissolution or bankruptcy of such entity, or (iv) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), becoming, after the date of this Agreement, the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of twenty five percent (25%) or more of the voting power of the Company.

Neither a going-private transaction with respect to the Company nor a  transaction involving Vintage Capital Group, LLC or any of its affiliates shall be deemed to constitute a Change of Control for the purposes hereof.

7.           Termination Procedure.  Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.

8.           Compensation Upon Termination or During Disability.  In the event the Executive is disabled or his employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below. The Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

(a)           Termination By Company without Cause or By Executive for Good Reason.  If the Executive’s employment is terminated by the Company without Cause (other than Disability) or by the Executive for Good Reason:

(i)           the Company shall pay to the Executive, in addition to Base Salary and reimbursements earned or accrued by Executive as of the date of termination, an aggregate amount equal to the Executive’s then-current Base Salary, which amount shall be paid on a monthly basis over the course of twelve (12) months following his date of termination.

(ii)           the Company shall continue to provide the Executive and his eligible spouse and dependents for a period equal to one (1) year following the Date of Termination, the medical and welfare programs then provided for in Section 5(e), as if he had remained employed; provided, that if the Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide the Executive and his spouse and dependents with the economic equivalent of the benefits they otherwise would have been entitled to receive under such plans and programs; and provided, further, that such benefits shall terminate on the date or dates the Executive becomes eligible to receive equivalent coverage and benefits under the plans and programs of a subsequent employer at an equivalent cost to the Executive (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

(iii)           until the third anniversary of the Date of Termination, the Company shall continue to provide the Executive with the benefits set forth in Section 5(f); and

(iv)           the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any stock option agreements, plans or programs of the Company (other than any severance-based plan or program) to which the Executive is a party.

(b)           Cause, By Executive Without Good Reason, Disability or Death.  If the Executive’s employment is terminated by the Company for Cause, by the Executive other than for Good Reason, for Disability or for death, then the Company shall provide the Executive (or his estate) with Base Salary and reimbursements earned or accrued by the Executive as of the date of termination, and shall have no further obligation to the Executive hereunder.

9.           Confidential Information; Non-Competition and Non-Solicitation.

(a)           Confidential Information.

(i)           The Executive shall enter into, and fully comply with, an Employee Proprietary Information and Invention Agreement, in form and substance satisfactory to the Company, in connection with, and as a condition of, the parties entering into this Agreement.

(ii)           Except as may be required or appropriate in connection with his  carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his  duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).

(b)           Non-Competition.  During the Employment Period and (i) for a period of one (1) year following the termination of his employment by the Company without Cause or by Executive for Good Reason or (ii) for a period of two (2) years following the termination of his employment by the Company for Cause, the Executive shall not engage in or become associated with any Competitive Activity in the United States. For purposes of this Section 9(b), a “Competitive Activity” shall mean any business or other endeavor within the United States that directly competes with all or any substantial part of the Company’s business as of the date of termination; provided, however, that the Executive shall not be prohibited from owning less than one percent (2%) of any publicly traded corporation, whether or not such corporation is in competition with the Company.

(c)           Non-Solicitation.  During the Employment Period, and for (i) a period of one (1) year after the Executive’s date of termination if the Executive’s employment is terminated by the Company without Cause or if the Executive terminates his employment for Good Reason, and (ii) a period of two (2) years after the Executive’s date of termination if the Executive’s employment is terminated by the Company for Cause or if the Executive terminates his employment without Good Reason, the Executive will not, directly or indirectly, solicit for employment any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies, nor will the Executive, directly or indirectly, solicit for employment any person known by the Executive (after reasonable inquiry) to be employed by the Company or its affiliated companies or induce or attempt to induce any customer or supplier of the Company to cease doing business with the Company.

(d)           Injunctive Relief.  In the event of a breach or threatened breach of this Section 9, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

10.           Indemnification.

(a)           General.  The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, employee, director or officer of the Company or any of its Subsidiaries, or any of their affiliates, or is or was serving at the request of the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b)           Expenses.  As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and reasonable costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c)           Partial Indemnification.  If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

(d)           Advances of Expenses.  Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(e)           Notice of Claim.  The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power.

(f)           Defense of Claim.  With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)           The Company will be entitled to participate therein at its own expense;

(ii)           Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(iii)           The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive or not include a full release of the Executive, without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(g)           Non-Exclusivity.  The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

11.           Legal Fees and Agreement to Arbitrate.

(a)           Fees.

(i)           In any action, suit or other proceeding between the parties seeking enforcement of any of the terms or provisions of this Agreement, the prevailing party in such action, suit or other proceeding shall be entitled to, and shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, costs and expenses.

(ii)           Each party to this Agreement shall pay its own expenses in connection with the negotiation and documentation hereof.

(b)           Arbitration.  Except to the extent expressly provided otherwise herein, all controversies, claims, disputes, and matters in question arising out of, or relating to, this Agreement, or the breach hereof, or the Executive’s employment or the termination thereof, shall be decided by arbitration, while shall be held in the city where the Company then has its principal executive office, under the rules of the American Arbitration Association.  The Executive understands and agrees that he is waiving his rights to bring any such claims to court, including his right to a jury trial.  Any references herein to “court” shall mean arbitration proceeding.

12.           Successors; Binding Agreement.

(a)           Company’s Successors.  No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and the Executive agrees to be bound by the provisions hereof.  As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase, change of control as defined herein, or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)           Executive’s Successors.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. If the Executive should die following the date of termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

13.           Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, or by recognized express courier, or by facsimile or electronic mail addressed as follows:

If to the Executive:

At his residence address most recently filed with the Company.
Facsimile:	(866) 405-4918
E-Mail:	dmorgan@mcmtech.com

If to the Company:

Caprius, Inc.
10 Forest Avenue, Suite 220
Paramus, New Jersey 07652
Attention:	Board of Directors
Facsimile:	(201) 968-0393
E-Mail:	beverlyt@caprius.com

with a copy to:

Carter, Ledyard & Milburn, LLP
2 Wall Street
New York, New York  10005
Attention:	Bruce A. Rich
Facsimile:	(212) 732-3232
E-Mail:	rich@clm.com

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.           Miscellaneous.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer, or the Director who represents the Compensation Committee, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

15.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or electronic mail, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.           Entire Agreement.  This Agreement, the Employee Proprietary Information and Invention Agreement of even date herewith, and the November 17, 2008 Stock Option Agreement between the Company and the Executive, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

18.           Withholding and Section 409A.  The Company and the Executive intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder (collectively, “Section 409A”).  If any provision of this Agreement would cause the Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and obtaining the consent of the Executive, modify such provision to comply with the requirements of Section 409A of the Code; provided, that the Company agrees to make only such changes as are necessary to bring such provisions into compliance with Section 409A of the Code and to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code.  In the event of any failure to comply with Section 409A of the Code, the Company shall not be responsible for any additional tax or interest that may be incurred by the Executive as a result of such failure.

All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

19.           Section Headings.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAPRIUS, INC.

By:	/s/Kenneth Leung
Name: Kenneth Leung Title: Director /Compensation Committee

EXECUTIVE

/s/Dwight Morgan
Dwight M. Morgan